SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ClearSign Combustion Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1.	Amount previously paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, WA 98168

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of ClearSign Combustion Corporation on May 8, 2019, which will be held at our corporate office at 12870 Interurban Avenue South, Seattle, Washington 98168 at 1:30 p.m. local time. Enclosed with this letter are your Notice of Annual Meeting of Shareholders, proxy statement and proxy voting card along with a copy of the Company’s Annual Report on Form 10-K. The proxy statement included with this letter discusses each of the proposals to be considered at the Annual Meeting.

At this year’s meeting, you will be asked to: (1) elect five directors to serve until the election and qualification of their successors; (2) approve, on an advisory basis, the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2019; (3) approve an amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for awards; (4) approve an amendment to our articles of incorporation to specify the threshold of shareholder votes required to call a special meeting of shareholders; (5) approve, on an advisory basis, the compensation paid to our named executive officers; and (6) approve one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the amendment to the 2011 Equity Incentive Plan, approve the amendment to our articles of incorporation or in the absence of a quorum.

The Board of Directors has fixed the close of business on March 8, 2019 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. If you are a record holder of the Company’s common stock on the Record Date, you are eligible to vote with respect to these matters personally, either at the meeting or by proxy. It is important that your shares be voted, whether or not you plan to attend the meeting, to ensure the presence of a quorum. We urge you to authorize your proxy in advance by following the instructions printed on it. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person.

Sincerely,

/s/ Colin James Deller
Colin James Deller, Chief Executive Officer

Seattle, Washington
April , 2019

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Notice of Annual Meeting of Shareholders

to be held May 8, 2019

To the Shareholders of ClearSign Combustion Corporation:

The Annual Meeting of Shareholders will be held at our office at 12870 Interurban Avenue South, Seattle, Washington 98168 at 1:30 p.m. local time on May 8, 2019. During the Annual Meeting, shareholders will be asked to:

(1)	elect five directors to serve until the election and qualification of their successors;

(2)	approve, on an advisory basis, the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2019;

(3)	approve an amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for awards;

(4)	approve an amendment to our articles of incorporation to specify the threshold of shareholder votes required to call a special meeting of shareholders;

(5)	approve, on an advisory basis, the compensation paid to our named executive officers; and

(6)	approve one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the amendment to the 2011 Equity Incentive Plan, approve the amendment to our articles of incorporation or in the absence of a quorum.

If you are a shareholder of record as of March 8, 2019, you may vote at the meeting. The date of mailing this Notice of Meeting and proxy statement is on or about April , 2019.

By order of our Board of Directors

/s/ Brian G. Fike
Brian G. Fike
interim Chief Financial Officer, Treasurer and Secretary

TABLE OF CONTENTS

Page No.

The Proxy Procedure	i
About the Meeting: Questions and Answers	1
Governance of the Company	6
Proposal 1 - Election of Directors	11
Report of the Audit Committee	14
Proposal 2 – Approve, on an Advisory Basis, of the Appointment of An Independent Registered Public Accounting Firm	15
Executive Compensation and Related Information	16
Proposal 3 - Approve an Amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Awards	21
Proposal 4 – Approve an Amendment to Our Articles of Incorporation to Specify the Threshold of Shareholder Votes Required to Call a Special Meeting of Shareholders;	25
Proposal 5 – Approve, on an Advisory Basis, of the Compensation of our Named Executive Officers (“Say-on-Pay”)	26
Proposal 6 - Approve Adjournment of the Annual Meeting to Solicit Additional Proxies	26
Security Ownership of Certain Beneficial Owners and Management	27
Certain Relationships and Related Transactions	28
Requirements for Advance Notification of Nominations and Shareholder Proposals	30
Other Matters	30
Annex I – Amendment No. 1 to the ClearSign Combustion Corporation 2011 Equity Incentive Plan
Annex II – Amendment to the Articles of Incorporation of ClearSign Combustion Corporation.

the proxy procedure

This proxy statement and the accompanying proxy card are first being mailed on or about April , 2019 to owners of record of shares of common stock of ClearSign Combustion Corporation (which may be referred to in this proxy statement as “we,” “us,” “ClearSign,” or the “Company”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of shareholders (the “Annual Meeting”) to be held on May 8, 2019 at 1:30 p.m. local time at our corporate office at 12870 Interurban Avenue South, Seattle, Washington 98168. This proxy procedure permits all shareholders, many of whom are unable to attend the Annual Meeting, to vote their shares at the Annual Meeting. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. SIGNING AND RETURNING A PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2019: The Notice of Annual Meeting, proxy statement and 2018 Annual Report on Form 10-K are also available at www.clearsign.com, which does not have “cookies” that identify visitors to the site.

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About The Meeting: Questions And Answers

What am I voting on?

At this year’s meeting, you will be asked to:

(1)  elect five directors to serve until the election and qualification of their successors;

(2)  approve, on an advisory basis, the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2019;

(3)   approve an amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for awards;

(4)  approve an amendment to our articles of incorporation to specify the threshold of shareholder votes required to call a special meeting of shareholders;

(5)  approve, on an advisory basis, the compensation paid to our named executive officers; and

(6)  approve one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the amendment to the 2011 Equity Incentive Plan, approve the amendment to our articles of incorporation or in the absence of a quorum.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Shareholders of record at the close of business on March 8, 2019 (the “Record Date”) may vote at the Annual Meeting. Each share of our common stock has one vote. There were 26,697,261 shares of common stock outstanding on March 8, 2019. From April 28, 2019 through May 7, 2019 (excluding weekends and holidays), you may inspect, at our corporate office, a list of shareholders eligible to vote. If you would like to inspect the list, please call Brian G. Fike, our interim Chief Financial Officer, at (206) 673-4848, to arrange a visit to our office. In addition, the list of shareholders will be available for viewing by shareholders at the Annual Meeting.

How do I vote?

You may vote over the internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Vote by Internet. You can vote via the internet at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the internet. You can use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Tuesday, April 16, 2019. Internet voting is available 24 hours a day. If you vote via the internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone. You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on Tuesday, April 16, 2019. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the internet or return a proxy card.

Vote by Mail If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to ClearSign Combustion Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

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Vote in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Colin James Deller, our Chief Executive Officer on the meeting date, and/or Brian G. Fike, our interim Chief Financial Officer, Treasurer and Secretary, as your proxy(ies). They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions it provides.

Can I receive future materials via the internet?

If you vote by internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs in the future, as well as the number of paper documents you will receive.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Colin James Deller, our Chief Executive Officer, and/or Brian G. Fike, our interim Chief Financial Officer, Treasurer and Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be counted.

How will my proxy vote my shares?

If you are a shareholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the directors-nominees (see Proposal 1), “FOR” the approval, on an advisory basis, of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2019 (see Proposal 2), “FOR” approving an amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to increase the number of shares of common stock that may be reserved for awards (see Proposal 3), “FOR” approving an amendment to our articles of incorporation to specify the threshold of shareholder votes required to call a special meeting of shareholders (see Proposal 4); “FOR” approving, on an advisory basis, of the compensation paid to our named executive officers (see Proposal 5) and “FOR” approving one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve Proposal 3 and/or Proposal 4 or in the absence of a quorum (see Proposal 6).

We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so, however, we will transact any such other business as may properly come before the Annual Meeting or any adjournments thereof. Your proxies are authorized to vote on your behalf, using their best judgment, on any other business that properly comes before the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee (a “Nominee”), you will receive separate voting instructions from your Nominee describing how to vote your shares. The availability of internet voting will depend on the voting process of your Nominee. Please check with your Nominee and follow the voting instructions your Nominee provides.

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You should instruct your Nominee how to vote your shares. If you do not give voting instructions to the Nominee, the Nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of an independent registered public account firm, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of our common stock), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation and to the implementation of, or a material revision to, an equity incentive plan are also not considered routine. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your Nominee instructions on how to vote your shares with respect to Proposals 1, 3, 4 and 5, votes may not be cast on your behalf. If your Nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting, but a broker non-vote will not otherwise affect the outcome of a vote.

How do I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our interim Chief Financial Officer, Treasurer and Secretary, Brian G. Fike, in writing at 12870 Interurban Avenue South, Seattle, Washington 98168, that you are revoking your proxy;

•	submitting a proxy at a later date via the internet or telephone, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded, and your earlier proxy revoked; or

•	attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a Nominee, you should check with your Nominee and follow the voting instructions provided by your Nominee.

Who will count the votes?

Our Secretary, Brian G. Fike, will act as the inspector of election and count the votes, with the assistance of reports provided by Broadridge Shareholder Services.

What constitutes a quorum?

The holders of a majority of the Company’s eligible votes as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

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What vote is required to approve each proposal?

Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy with voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Approval, on an Advisory Basis, of the Appointment of Gumbiner Savett Inc. as the Company’s Independent Registered Public Accounting Firm. This is an advisory vote only and not binding on the Company.

Approval of an Amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to Increase the Number of Shares of Common Stock Reserved for Awards. Proposal 3 will be approved if a quorum is present and the affirmative vote of the holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting exceeds the votes cast against Proposal 3.

Approval of an Amendment to our Articles of Incorporation to Specify the Threshold of Shareholder Votes Required to call a Special Meeting of Shareholders. Proposal 4 will be approved if a majority of the shares outstanding on the Record Date votes in favor of the proposal.

Approval, on an Advisory Basis, of the Compensation Paid to our Named Executive Officers. Proposal 5 is also an advisory vote only. This vote will not be binding on us, our Board, or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.

Approval of One or More Adjournments of the Annual Meeting in Certain Circumstances. Proposal 6 will be approved if a quorum is present and the affirmative vote of the holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting exceeds the votes cast against Proposal 6. If a quorum is not present at the Annual Meeting, Section 2, Subsection 2.8 of our bylaws states that a majority of the votes represented may adjourn the Annual Meeting.

Other Proposals. So long as a quorum is present, in order to approve any other proposal that might properly come before the Annual Meeting, the affirmative vote of the holders of shares of common stock entitled to vote must exceed the votes cast against the proposal, except when a different vote is required by law or by our articles of incorporation.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to any of the proposals.

What percentage of our common stock do our directors and officers own?

As of March 8, 2019, our current directors and executive officers beneficially owned approximately 29.2% of our common stock outstanding. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 29 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the internet. Proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

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Who is the independent registered public accounting firm, and will they be represented at the Annual Meeting?

Gumbiner Savett Inc. served as the independent registered public accounting firm auditing and reporting on our financial statements for the year ended December 31, 2018 and has been appointed to serve as our independent registered public accounting firm for 2019. We expect that representatives of Gumbiner Savett Inc. will not be present at the Annual Meeting.

What are the recommendations of the Board?

The recommendations of our Board are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the director nominees (see Proposal 1);

•	FOR the approval of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2019 (see Proposal 2);

•	FOR the approval of an amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan to increase the number of shares reserved for awards (see Proposal 3);

•	FOR the approval of an amendment to our articles of incorporation to specify the threshold of shareholder votes required to call a special meeting of shareholders (see Proposal 4);

•	FOR the approval of the compensation paid to our named executive officers (see Proposal 5); and

•	FOR the approval of one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the amendment to the 2011 Equity Incentive Plan, to approve an amendment to our articles of incorporation or in the absence of a quorum (see Proposal 6).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

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Governance of the Company

The following table sets forth the names and ages of the directors and executive officers serving immediately prior to the Annual Meeting. Our officers are appointed by, and serve at the pleasure of, the Board.

Name	Age	Position
Colin James Deller	51	Chief Executive Officer
Brian G. Fike	50	interim Chief Financial Officer, Treasurer and Secretary
Donald W. Kendrick, Ph.D.	53	Chief Technology Officer
Stephen Sock	53	Senior Vice President, Business Development
Robert T. Hoffman Sr.	60	Director
Lon E. Bell, Ph.D.	78	Director
Susanne L. Meline	51	Director
Bruce A. Pate	61	Director
James M. Simmons	70	Director

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the Washington Business Corporation Act and our bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its Committees.

Shareholders may communicate with the members of the Board, either individually or collectively, or with any independent directors, individually or as a group, by writing to the Board at 12870 Interurban Avenue South, Seattle, Washington 98168. These communications will be reviewed by the Corporate Secretary who, depending on the subject matter, will (a) forward the communication to the director or directors to whom it is addressed or who is responsible for the topic matter, (b) attempt to address the inquiry directly (for example, where it is a request for publicly available information or a stock related matter that does not require the attention of a director), or (c) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Nominating and Corporate Governance Committee, the Corporate Secretary presents a summary of communications received and will make those communications available to any director upon request.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, the Board concluded its annual review of director independence in February 2019. After considering all relevant facts and circumstances, the Board affirmatively determined that all of the directors then serving on the Board, including those nominated for election at the Annual Meeting, are independent within the meaning of Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3(b) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the exception of Robert T. Hoffman Sr.

Board Meetings and Committees of our Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, referred to in this proxy statement as the “Governance Committee.” Ms. Meline is the Chairperson of the Audit Committee and the Board has determined that she, together with Mr. Simmons, are audit committee financial experts, Mr. Pate is the Chairperson of the Compensation Committee and Mr. Hoffman is the Chairperson of the Governance Committee. During the year ended December 31, 2018, the Board held 13 meetings, the Audit Committee held four meetings, the Compensation Committee held seven meetings, and the Governance Committee held four meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings held by the Board and the Board Committee(s) of which he or she is a member. We do not have a policy with regard to Board attendance at the Annual Meeting. All of the members of our Board attended the 2018 Annual Meeting.

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Audit Committee

The Audit Committee operates pursuant to a charter that can be viewed on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”). The role of the Audit Committee includes, but is not limited to, the following:

•	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

•	appoint, compensate, retain and oversee the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	oversee management’s maintenance of internal controls and procedures for financial reporting at least annually;

•	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

•	oversee the independent registered public accounting firm’s qualifications and independence;

•	prepare the report required by the rules of the Securities and Exchange Commission to be included in our proxy statement; and

•	discharge such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable laws, rules or regulations.

The Audit Committee is authorized (without seeking Board approval) to retain or terminate special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent registered public accounting firm to meet with any members of, or advisors to, the Audit Committee. The Audit Committee has available appropriate funding from the Company, as determined by the Audit Committee, for payment of compensation to any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; compensation to any advisers employed by the Audit Committee; and ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Compensation Committee

The role of the Compensation Committee is to:

•	review, approve and recommend to the Board our compensation and benefits policies generally and the annual compensation (base salary, bonus and other benefits) for all of our executives, including our Chief Executive Officer;

•	administer the ClearSign Combustion Corporation 2011 Equity Incentive Plan and the 2013 Consultant Stock Plan; and

•	annually review and make recommendations to the Board with respect to the compensation of non-executive directors, including any incentive plan compensation.

A copy of the charter of the Compensation Committee is available on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”).

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The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant used to provide advice on compensation levels or assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Pursuant to the terms of the ClearSign Combustion Corporation 2011 Equity Incentive Plan, the Compensation Committee may delegate to one or more officers of the Company the authority to grant awards under the plan to participants who are not insiders of the Company. The Compensation Committee has delegated this authority to the Chief Executive Officer for compensation for nonexecutives of the Company. The Compensation Committee maintains the authority to grant the total award amount, and delegates authority to the Chief Executive Officer to distribute the award among nonexecutive employees of the Company.

Nominating and Corporate Governance Committee

The role of the Governance Committee is to:

•	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

•	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

•	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

•	review planning for succession to the positions of Chairperson of the Board and Chief Executive Officer and other senior management positions;

•	annually recommend to the Board persons to be nominated for election as directors;

•	recommend to the Board the members of all standing Committees;

•	adopt or develop for Board consideration corporate governance principles and policies; and

•	periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body, including conducting an annual self-assessment of the Board and its standing committees.

A copy of the charter of the Governance Committee is available on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”). The members of the Governance Committee reviewed the qualifications of the director-nominees.

Policy with Regard to Security Holder Proposals and Director Recommendations

Shareholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in our Policy Regarding Shareholder Candidates for Nomination and in Regulation 14a-8 of the Exchange Act. Shareholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office. Summaries and copies of the shareholder proposals are circulated to the Chairman of the Governance Committee.

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The Governance Committee will consider director candidates recommended by shareholders. If a director candidate is recommended by a shareholder (a “Nominating Shareholder”), the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. A Nominating Shareholder must have continuously held at least 5% of the Company’s common stock for at least three years by the date the name of the candidate is submitted, and must continue to hold the common stock through the date of the annual meeting. A Nominating Shareholder may submit one candidate for consideration at any annual meeting of shareholders. A Nominating Shareholder must submit a candidate for consideration as a director in writing to the Company’s Secretary. The submission must be received by a date not later than the 120th calendar day before the anniversary of the date that the prior year’s annual meeting proxy statement was released to shareholders (or if the annual meeting date has changed by more than 30 days, a reasonable time before we begin to print and mail the proxy statement) and must include the following information:

1.           The name, address and number of shares of common stock owned by the Nominating Shareholder;

2.           A representation that the Nominating Shareholder meets the requirements described above and will continue to meet them through the date of the annual meeting. If the Nominating Shareholder is not a registered holder of the Company’s common stock, the Nominating Shareholder must provide evidence of eligibility as provided in Exchange Act Rule 14a-8(b)(2).

3.           A description of all arrangements or understandings (whether written or oral) between or among the Nominating Shareholder and the candidate or any other person or entity (naming such person or entity) regarding the candidate’s nomination.

4.           All information regarding the candidate that the Company would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission with respect to a meeting at which the candidate would stand for election.

5.           Confirmation that the candidate is independent under the independence requirements established by the Company, Rule 10A-3(b) promulgated under the Exchange Act and Nasdaq Listing Rule 5605(a)(2), or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent.

6.           The consent of the candidate to serve as a member of the Company’s board of directors, if nominated and elected.

7.           A representation signed by the candidate that if elected he or she will:

(i)          represent all shareholders of the Company in accordance with applicable laws and the Company’s article of incorporation, bylaws and other policies;

(ii)        comply with all rules, policies or requirements generally applicable to non-executive directors; and

(iii)       upon request, complete and sign a customary director and officer questionnaire.

Our Policy Regarding Shareholder Candidates for Nomination is available on our website at www.clearsign.com (under “Investors-Corporate Governance-Governance Documents”).

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in combustion, technology, air pollution control and air emission regulation, intellectual property, start-up companies, research and development, strategic planning, business development, compensation, finance, accounting and banking.

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In evaluating nominations to the Board of Directors, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. The Governance Committee took these specifications into account in formulating and re-nominating its present Board members. The current director candidates were recommended by the Governance Committee, which is comprised of a majority of independent directors.

Compensation Committee Interlocks and Insider Participation

Throughout 2018, Lon E. Bell (Chair) and Scott P. Isaacson served on the Compensation Committee. Susanne Meline was appointed to the Compensation Committee in February 2018 and Jeffrey Ott resigned as a director and, in conjunction with his resignation, as a member of all Board Committees, including the Compensation Committee, on October 1, 2018. Mr. Isaacson retired as a director and, in conjunction with his resignation, as a member of all Board Committees, including the Compensation Committee, on January 24, 2019. Neither Dr. Bell, Mr. Ott, Ms. Meline nor Mr. Isaacson has ever been an officer or employee of ours. None of our prior or current executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to our principal executive officer and principal financial and accounting officer and any persons performing similar functions. In addition, the Code of Ethics applies to our employees, officers, directors, agents and representatives. The Code of Ethics requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Ethics is available on our website at www.clearsign.com (under “Investors”). We intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting the information on our internet website, www.clearsign.com.

Risk Oversight by the Board of Directors

It is management’s responsibility to assess and manage the various risks we face. It is the Board’s responsibility to oversee management in this effort, in order to ensure that risks and uncertainties that may relate to our ongoing operations and to our plans for the future are considered and managed appropriately. In exercising its oversight, the Board has allocated some areas of focus to its Committees and has retained areas of focus for itself, as more fully described below.

Full Board - Risks and exposures focused on by the full Board include strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation. Throughout the year, the Chief Executive Officer discusses these risks with the Board during strategy reviews that focus on a particular function or aspect of our business.

Audit Committee - Risks and exposures focused on by the Audit Committee are those associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, risk management as a whole and credit and liquidity matters.

Governance Committee - Risks and exposures focused on by the Governance Committee are those relating to corporate governance and management and director succession planning.

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Compensation Committee - Risks and exposures focused on by the Compensation Committee are those associated with leadership assessment and compensation programs and arrangements, including incentive plans, to ensure that compensation incentives are aligned with our risk management objectives.

Board Leadership Structure

The Chairperson of the Board presides at all meetings of the Board. The Chairperson is appointed on an annual basis by at least a majority vote of the directors. At a special meeting of the Board held on November 6, 2018, the Board determined to separate the offices of the Chief Executive Officer and the Chairperson and appointed Mr. Hoffman as Chairperson of the Board while Stephen Pirnat, the Company’s former Chief Executive Officer, continued to fill that office. With the retirement of Mr. Pirnat, Mr. Hoffman is temporarily filling the position of interim Chief Executive Officer from January 1, 2019 through March 31, 2019. The Board believes that this leadership structure increases the Board’s independence from management by allocating authority for operational leadership to the Chief Executive Officer while allocating to the Board the responsibility for monitoring and overseeing management. The Board appointed Ms. Meline to the role of lead independent director at a regular meeting held on February 7, 2019. As the lead independent director, Ms. Meline is the liaison between Mr. Hoffman, as the Chairperson, and the other independent directors. We believe that having a lead independent director will facilitate communication among the members of the Board.

Compliance with Section 16 of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that, with the exception of the individual and the entity named below, all of its directors, officers and beneficial owners of more than 10% of our equity securities timely filed these reports during 2018.

Roberto Ruiz, the Company’s former Chief Operating Officer, filed a Form 4 disclosing the grant of an option to purchase 20,000 shares of the Company’s common stock 10 days after the filing due date.

GPclirSPV LLC filed a Form 3 disclosing its indirect ownership of 5,213,543 shares of the Company’s common stock 7 days after the filing due date.

Proposal 1 — Election Of Directors

Nominees for Election

The Board of Directors is comprised of five members. Our Board, upon the recommendation of the Governance Committee, has nominated our five incumbent directors for re-election at the Annual Meeting. Each nominee has agreed, if elected, to serve until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes cast. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director:

Robert T. Hoffman Sr.

Mr. Hoffman became a director of our Company in July 2018 in conjunction with the execution of a Voting Agreement between the Company and clirSPV LLC and was appointed as Chairman in November 2018. Mr. Hoffman has more than 30 years of relevant capital markets experience and expertise. In 2011, Mr. Hoffman founded and continues to manage Princeton Opportunity Management LLC. Previously, he served as founder and managing partner of Candlewood Capital, a long/short fund which managed more than $1 billion in primarily institutional assets. Mr. Hoffman also was a Managing Director and Portfolio Manager for the Growth & Income (G&I) mutual fund and institutional assets of what was originally Scudder Stevens and Clark, where he was responsible for all buy and sell decisions. During his tenure, G&I assets under management expanded from approximately $1.75 billion to more than $25 billion. Mr. Hoffman was also nominated by two separate governors to serve three terms as a Member and Chairman of the State of New Jersey Investment Council (SIC) from 1990 to 2002. The SIC has ultimate oversight responsibility for state and local pension funds totaling more than $80 billion. Mr. Hoffman's career also includes service as the Assistant State Treasurer for Pensions and Investments for the State of New Jersey, Special Assistant to the Governor of New Jersey and Mergers, and Acquisitions Analyst at ABN/LaSalle Bank. He holds an M.B.A. with Distinction from the Kellogg School of Management at Northwestern University and an Economics degree from Dartmouth College.

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Lon E. Bell, Ph.D.

Dr. Bell became a director of our Company in November 2011. Since November 2012, he has been a member of the board of directors of Ideal Power Inc., a publicly traded reporting company, and he was appointed as the Chief Executive Officer and President of Ideal Power Inc. on April 10, 2018. Dr. Bell founded Gentherm Inc., formerly known as Amerigon Inc., in 1991 and was a consultant to Gentherm from December 2010 to December 2012. Dr. Bell has served many roles at Gentherm, including Chief Technology Officer until December 2010, Director of Technology until 2000, Chairman and Chief Executive Officer until 1999, and President until 1997. Dr. Bell served as the Chief Executive Officer and President of BSST LLC, a subsidiary of Gentherm from September 2000 to December 2010. He served as a Director of Gentherm from 1991 to 2012. Previously, Dr. Bell co-founded Technar Incorporated, which developed and manufactured automotive components, and served as Technar’s Chairman and President until selling majority ownership to TRW Inc. in 1986. Dr. Bell continued managing Technar, then known as TRW Technar, as its President until 1991. He co-founded Mahindra REVA Electric Vehicle Pvt Ltd in 1994 and serves as a Director. Since April 2014 he has been Chairman of the External Advisory Board to the Mechanical and Civil Engineering Department at the California Institute of Technology. He has served as a director of CDTI Advanced materials (NASDAQ: CDTI) since 2013 and Chairman since 2016. Dr. Bell co-founded CALSTART, a non-profit in 1991 and served as its first president. Dr. Bell is a leading expert in the mass production of vehicle sensors and thermoelectric products. He has authored more than 20 publications in the areas of thermodynamics of thermoelectric systems, automotive crash sensors, and other electronic and electromechanical devices. Five of his inventions have gone into mass production and dominated their target markets. Dr. Bell received a BSc. in Mathematics, a MSc. in Rocket Propulsion, and a Ph.D. in Mechanical Engineering from the California Institute of Technology. Dr. Bell’s recognized technological expertise in the field of thermodynamics and his demonstrated ability to commercialize inventions led us to conclude that he should serve as a director.

Susanne L. Meline

Ms. Meline has been a director of our Company since February 2018. In 2003, Ms. Meline co-founded Francis Capital Management (“FCM”), a value-based investment advisor, where she continues specialize in analyzing small cap stocks. Prior to co-founding FCM, Ms. Meline worked as an investment banker with Houlihan Lokey, a global investment bank serving corporations, institutions, and governments worldwide. She also practiced law in the corporate group of Jones Day, an international law firm that provides legal advisory services across multiple disciplines and jurisdictions. Ms. Meline is a Certified Director through the UCLA Anderson School of Management, a member of the National Association of Corporate Directors (the “NACD”) and holds a CERT Certificate in CyberSecurity Oversight from the NACD and Carnegie Mellon University Software Engineering Institute . Ms. Meline received a B.A in political science from UCLA, and a J.D. from the UC Hastings College of the Law. She served on the board of directors of Finomial Corporation, a fintech company, until 2019.

Bruce A. Pate

Mr. Pate joined our Company as a director in January 2019. Mr. Pate is the general partner of Pate Capital Partners LP, which he founded in 2004 to invest in publicly traded companies with a special emphasis in energy and resource-related sectors. Prior to founding Pate Capital Partners LP, Mr. Pate spent over 20 years at Morgan Stanley & Co. as a principal of the firm, where he managed fixed income and equity portfolios for entrepreneurs, foundations, and corporations.

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James M. Simmons

Mr. Simmons joined our Company as a director in January 2019. He is the founder and Chief Investment Officer of ICM Asset Management, an investment advisory firm founded in 1981. Mr. Simmons has been a Chartered Financial Analyst since 1985 and has over four decades of experience in security analysis portfolio management. As ICM’s Chief Investment Officer, he leads portfolio strategy for all portfolios with a particular emphasis on undiscovered and turn-around smaller capitalized companies. In addition, Jim has been active over the years in assisting small start-up companies in Spokane and the Northwest. As Chairman of the Board of ICM he also provides the overarching strategic direction for the firm. Before founding ICM, Mr. Simmons served as the head of Old National Bank’s trust investment department, and prior to this, as a portfolio manager with the bank now known as Comerica. Mr. Simmons earned a bachelor’s degree in economics from Michigan State University, and is a member of both CFA Institute and the CFA Society of Spokane.

The experience in investing that each of Ms. Meline and Messrs. Hoffman, Pate and Simmons brings to our Board includes their experience in analyzing the operations of businesses, and particularly smaller capitalized companies, to determine the likelihood of success. We believe that their experience, together with the expertise brought to our operations by Colin James Deller, who transitioned from President to Chief Executive Officer on April 1, 2019, will help us achieve our goals of proving commercial viability of our products, generating interest from end users and original equipment manufacturers and licensing our technology. For these reasons we concluded that each of these individuals should serve as a director.

None of our director nominees is related to any other director nominee or any officer. None of our director nominees has been involved in a legal proceeding that requires disclosure pursuant to Item 401(f) of Regulation S-K promulgated under the Exchange Act. Mr. Hoffman was selected as a director pursuant to the terms of a Voting Agreement we entered into with clirSPV LLC in July 2018. Messrs. Pate and Simmons were selected as directors pursuant to the terms of the Cooperation Agreement we entered into with Anthony DiGiandomenico and his affiliates in January 2019.

Director Compensation for 2018

The following table sets forth information concerning compensation for services rendered by our non-executive directors for 2018. The amounts represented in the “Stock Awards” column reflect the stock compensation expense recorded by the Company and does not necessarily equate to the income that will ultimately be realized by the director for such awards.

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Lon E. Bell	$50,000	$50,000	(1)	$-	$-	$-	$-	$100,000
Scott P. Isaacson	50,000	50,000	(2)	-	-	-	-	100,000
Jeffrey L. Ott	37,500	37,500	(3)	-	-	-	-	75,000
Susanne Meline	50,000	50,000	(4)					100,000
Robert T. Hoffman	25,000	25,000	(5)					50,000
	$212,500	$212,500		$-	$-	$-	$-	$425,000

(1)	Since his appointment as a director, Dr. Bell has received grants of 99,693 shares of common stock as compensation for his services.
(2)	During his tenure as a director, Mr Isaacson received grants of 99,693 shares of common stock as compensation for his services. Mr. Isaacson resigned as a director on January 24, 2019.

(3)	During his tenure as a director, Mr. Ott received grants of 69,034 shares of common stock as compensation for his services Mr. Ott resigned as a director on October 1, 2018.

(4)	Since her appointment as a director, Ms Meline has received grants of 27,027 shares of common stock for her services
(5)	Since his appointment as a director, Mr Hoffman has received grants of 13,514 shares of common stock for his services

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In 2018, each non-executive director’s annual compensation in the amount of $100,000 was paid 50% in cash and 50% in common stock. The number of shares of common stock issued was calculated by using the last sale price of the common stock on May 3, 2018, the date of the grant. The common stock is subject to a right of repurchase by the Company at $0.0001 per share through May 3, 2019 if the director terminates service or certain other designated events occurred.

The equity component of the Company’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our shareholders.

All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Company’s expense reimbursement procedure applicable to all employees of the Company.

Other than the 2011 Equity Incentive Plan, the independent directors are not eligible to participate in the Company’s employee benefit plans, including the retirement plan.

Vote Required and Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the nominees receiving the most votes for election will be elected.

The Board unanimously recommends a vote “FOR” each of the nominees.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee of the Board has:

•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2018 with management;

•	discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; and

•	received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements audited by Gumbiner Savett Inc. for the year ended December 31, 2018 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Susanne Meline, Chairperson
Lon E, Bell, Ph.D.
James M. Simmons

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Proposal 2 – APPROVE, ON AN ADVISORY BASIS, of THE Appointment
of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Gumbiner Savett Inc. as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2019. Gumbiner Savett Inc. has served as our independent registered public accounting firm since 2011.

Shareholder approval of the selection of Gumbiner Savett Inc. as our independent registered public accounting firm is advisory only and is not required by our bylaws or the Washington Business Corporation Act. The Board seeks such approval as a matter of good corporate practice. Should the shareholders fail to approve the selection of Gumbiner Savett Inc. as our independent registered public accounting firm, the Board will reconsider whether to retain that firm in the future. In making its recommendation to the Board that shareholders ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2019, the Audit Committee considered whether Gumbiner Savett Inc.’s provision of non-audit services is compatible with maintaining its independence. The Audit Committee approved the audit fees, audit-related fees, tax fees and all other fees described below and believes such fees are compatible with the independence of Gumbiner Savett Inc.

	2018	2017
Audit Fees	$57,000	$57,000
Audit Related Fees	$-	$-
Tax Fees	$-	$5,375
All Other Fees	$21,912	$24,298

Audit Fees. “Audit Fees” are the aggregate fees of Gumbiner Savett Inc. attributable to professional services rendered in 2018 and 2017 for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by Gumbiner Savett Inc. in connection with statutory and regulatory filings or engagements for those fiscal years.

Tax Fees. “Tax Fees” are the aggregate fees of Gumbiner Savett Inc. billed for professional services rendered to us for tax compliance, tax advice, and tax planning.

All Other Fees. “All Other Fees” are the aggregate fees of Gumbiner Savett Inc. attributable to customary agreed upon professional services in connection with the underwritten sale of our common stock in February 2018 and review of our 2018 and 2017 proxy statements.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent registered public accounting firm for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The required pre-approval policies and procedures were complied with during 2018 and 2017.

Gumbiner Savett Inc. Representatives at Annual Meeting

We expect that representatives of Gumbiner Savett Inc. will not be present at the Annual Meeting.

Vote Required and Recommendation

This is an advisory vote and does not require a minimum number of votes.

The Board unanimously recommends you vote “FOR” approval of the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the year ending December 31, 2019.

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Executive Compensation and Related Information

The following is biographical information about our executive officers.

Colin James Deller, Ph.D., Chief Executive Officer

Dr. Deller joined us as our President in February 2019 and transitioned to the office of Chief Executive Officer on April 1, 2019. Dr. Deller began his career at Hamworthy Combustion while also completing his Ph.D. In 1996, Dr. Deller joined Callidus, where he was employed in Project Engineering and Sales, and over the course of ten years advanced to serve as Chief Combustion Engineer and Manager of Burner Order Execution before being promoted to oversee Callidus’ entire burner business. From 2010 until he left Callidus, following the acquisition of Callidus by Honeywell, Dr. Deller served as General Manager with full profit and loss accountability for the Honeywell UOP Callidus burner business worldwide. During that time, he led his team in developing new international markets, including developing a leading market position in China. From May 2018 until he joined the Company, Dr. Deller served as the interim Global Operations Director for the entire Honeywell International UOP Callidus business, which includes flares and thermal oxidizers in addition to burners.

Dr. Deller has a Bachelor of Engineering in mechanical engineering from Portsmouth Polytechnic, U.K., a doctorate in flame chemistry from the University of Portsmouth, U.K., and an MBA from The University of London.

Brian G. Fike, interim Chief Financial Officer, Treasurer and Secretary

Mr. Fike was appointed as our Controller in January 2016 and as our interim Chief Financial Officer, Secretary and Treasurer in May 2017. Prior to joining the Company, from March 2001 to January 2016, Mr. Fike was employed by Darigold, Inc., a $2.3 billion dairy manufacturing co-op of 500 member farmers, where he successively held the positions of Plant Controller, Accounting and Finance Manager, Strategy Manager and Regional Controller. Prior to his career at Darigold, Mr. Fike held similar positions in the specialty foods and industrial automation industries. Mr. Fike also served eight years in the U.S. Naval Reserve.

Mr. Fike holds a BBA in Accountancy from Boise State University and an MBA from the University of Washington.

Donald W. Kendrick, Ph.D., Chief Technology Officer

Dr. Kendrick joined the Company in May 2015 as our Senior Vice President of Technology and was promoted to Chief Technology Officer in August 2016. Prior to joining ClearSign, Dr. Kendrick was CTO of Lean Flame, Inc. from January 2008 to April 2015. Prior to that, he was Operations Manager for United Technologies Corporation’s Pratt & Whitney PulseDyne Division and Senior Manager at the United Technologies Corporate Research Center (UTRC). He has also served as the Aerothermal Department Head of Ramgen Power Systems, Director of Research at Imperium Renewables and President of Gaidheal Consulting, LLC. Dr. Kendrick’s areas of expertise include engineering research and development and product commercialization in the areas of combustion, ultra-low emissions systems, renewal energy, biofuels, power generation and gas turbines (aero and industrial). He is widely published, holds a number of issued patents in his area of expertise and serves as a reviewer for several journals including Combustion and Flame and Combustion Science and Technology.

Dr. Kendrick holds a B.A.Sc. degree in Mechanical Engineering (Honours) from the University of British Columbia and both a MSc. and Ph.D. degree in Mechanical Engineering from the California Institute of Technology.

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Stephen M. Sock, Senior Vice President, Business Development

Mr. Sock joined the Company in July 2017 as Senior Vice President, Business Development. Prior to joining the Company, Mr. Sock spent 25 years in the process plants industry, the majority with Amec Foster Wheeler, where he was employed from July 1991 through July 2016 and then briefly, from May 2017 through July 2017, with Burrow Global Engineering & Construction. During his career at Amec Foster Wheeler, Mr. Sock was employed in various capacities of increasing responsibility including Sales & Marketing Coordinator, Business Development Manager, Proposal Manager, Estimating Department Manager, Proposal Department Manager, Director Technology Business Development and ultimately Vice President Commercial Operations. Mr. Sock has extensive experience interacting with global customers in the process plants industries involving technology licensing, product and service sales, proposal preparation and contract negotiation. Through this experience, Mr. Sock has as strong understanding of how clients in these industries make complicated purchasing decisions. He joined Foster Wheeler as a Process Engineer directly from Lehigh University, where he studied Chemical Engineering.

None of our executive officers is related to any of our directors or any other officer. None of our executive officers has been involved in a legal proceeding that requires disclosure pursuant to Item 401(f) of Regulation S-K promulgated under the Exchange Act. None of our officers was selected as such as a result of an arrangement or understanding between him and any other person.

Summary Compensation Table for 2018 and 2017

The table below summarizes the total compensation paid to or earned by our Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer, referred to herein as the “named executive officers” or “NEOs,” in 2018 and 2017. The amounts represented in the “Option Awards” column reflects the stock compensation expense recorded by the Company pursuant to ASC Topic 718 and does not necessarily equate to the income that will ultimately be realized by the named executive officers for such awards.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Option Awards (1)	All Other Compensation (2)	Total

Stephen E. Pirnat	2018	$350,000		$0	(3)	$18,640	$30,611	$399,251
President, Chief Executive Officer	2017	$350,000		$165,000	(4)	$92,269	$29,884	$637,153

Roberto Ruiz	2018	300,000		0	(3)	55,923	25,361	381,284
Chief Operating Officer	2017	270,833		0	(4)	65,654	24,106	360,593

Donald W. Kendrick	2018	200,000		38,771	(3)	51,915	28,819	319,505
Chief Technology Officer	2017	198,750		90,000	(4)	42,215	26,503	357,468

Manuel Menendez	2018	218,242		58,231	(3)	17,360	22,937	316,770
President, ClearSign Asia	2017	40,252	(5)	25,000	(4)	18,443	2,737	86,432

(1) The amounts included in this column are the aggregate dollar amounts of compensation expense recognized by us for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation, and includes amounts from option awards granted in 2018, 2017, 2016, and 2015. For information on the valuation assumptions used in calculating these dollar amounts, see Notes 2 and 8 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the individuals upon option exercise.

(2) Relates to healthcare benefits and employer matching in a defined contribution retirement plan available to all employees.

(3) Bonuses for 2018 were accrued in 2018 and paid in March of 2019.

(4) Bonuses for 2017 were accrued in 2017 and paid in April, 2018

(5) Mr. Menendez was hired in October of 2017.

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Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards held by our NEO’s at December 31, 2018.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Stephen E. Pirnat	18,750	(1)	11,250	(1)	$4.21	3/31/2026
	200,000		-		$5.21	3/31/2025
	100,000		-		$5.97	2/2/2025

Donald W. Kendrick	1,875	(2)	28,125	(2)	$1.90	3/31/2028
	9,375	(3)	15,625	(3)	$3.80	3/31/2027
	15,625	(1)	9,375	(1)	$4.21	3/31/2026
	22,500	(4)	2,500	(4)	$5.07	3/31/2025

Roberto Ruiz	1,250	(2)	18,750	(2)	$1.90	3/31/2028
	3,750	(3)	6,250	(3)	$3.80	3/31/2027
	31,250	(1)	18,750	(1)	$4.21	3/31/2026
	17,500	(5)	2,500	(5)	$5.21	3/31/2025
	11,500		-		$9.90	12/31/2023
	30,000		-		$4.88	12/31/2022

Manuel Menendez	1,250	(2)	18,750	(2)	$1.90	03/31/28
	20,000		-		$3.10	11/1/2027

(1) Unearned options vest 6.25% on July 1, 2016 and on the first day of each calendar quarter thereafter until fully vested on April 1, 2020. In the event of a change in control of the Company, the unvested options becomely fully vested. At December 31, 2018, these options have vested 62.5%.

(2) Unearned options vest 6.25% on July 1, 2018 and on the first day of each calendar quarter thereafter until fully vested on April 1, 2022. In the event of a change in control of the Company, the unvested options becomely fully vested. At December 31, 2018, these options have vested 6.25%.

(3) Unearned options vest 6.25% on July 1, 2017 and on the first day of each calendar quarter thereafter until fully vested on April 1, 2021. In the event of a change in control of the Company, the unvested options becomely fully vested. At December 31, 2018, these options have vested 37.5%.

(4) Unearned options vested at the rate of 40% on April 1, 2016 and ontinue to vest at the rate of 5% on the first day of each calendar quarter thereafter until they are fully vested on April 1, 2019. At December 31, 2018, 90% of these options were vested.

(5) Unearned options vest 6.25% on July 1, 2015 and on the first day of each calendar quarter thereafter until fully vested on April 1, 2019. In the event of a change in control of the Company, the unvested options becomely fully vested. At December 31, 2018, these options have vested 87.5%.

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Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Stephen E. Pirnat

Effective February 3, 2015 we entered into an employment agreement with Stephen E. Pirnat, our former Chief Executive Officer. Unless earlier terminated, the agreement was to continue until December 31, 2017 however, on October 30, 2017 we extended the term of the agreement to December 31, 2018. Mr. Pirnat retired on December 31, 2018, at which time the agreement expired.

Mr. Pirnat's annual salary was $350,000 with a cost-of-living adjustment made to the annual salary at the beginning of each calendar year of the term, although Mr. Pirnat waived the right to receive this adjustment for the years 2016, 2017 and 2018. Pursuant to the agreement, the Compensation Committee could grant an annual bonus to Mr. Pirnat, which could equal up to 60% of his annual salary, based on performance standards and goals achieved by him.

In conjunction with the employment of Mr. Pirnat in 2015, the Company also issued two stock option awards, pursuant to the ClearSign Combustion Corporation 2011 Equity Incentive Plan, for the purchase of 100,000 shares of common stock at an exercise price of $5.97 per share and for the purchase of 200,000 shares of the Company’s common stock at an exercise price of $5.21 per share. The term of each option is 10 years. The option for the purchase of 100,000 shares vested entirely on February 3, 2016. The option for the purchase of 200,000 shares vested 50% on April 1, 2016 and the remaining 50% vested on April 1, 2017.

Mr. Pirnat was entitled to receive a relocation allowance, including moving expenses in an amount not to exceed $24,000, closing costs relating to the sale of his residence in Oklahoma in an amount not to exceed $40,000 and six months of living expenses following his move to Seattle, Washington, which did not exceed $6,300 per month. Total relocation costs incurred were $39,150.

According to the agreement, Mr. Pirnat’s employment could be terminated for cause, as defined in the agreement, due to his death or disability, by the election of the Company or Mr. Pirnat, or as a result of a change in control, as defined in the agreement. If the agreement was terminated as a result of Mr. Pirnat’s death, disability or by his election, Mr. Pirnat was entitled to receive accrued but unpaid annual salary, the value of unused paid time off through the effective date of termination, accrued but unpaid annual bonus, if any, and business expenses incurred prior to the effective date of termination. If we terminated the agreement without cause, Mr. Pirnat was entitled to receive accrued but unpaid annual salary and the value of accrued but unused vacation pay through the effective date of the termination, accrued but unpaid annual bonus, if any, business expenses incurred prior to the effective date of termination and an amount equal to the greater of (A) his annual salary, less legal deductions, for a period of the remaining number of months in the initial term of his employment agreement, or (B) his annual salary, less legal deductions. At his expense, Mr. Pirnat would have also been entitled to continue to participate in employee benefit plans for a period of 12 months following termination of his employment. Additionally, Mr. Pirnat would have been entitled to immediate accelerated vesting of all unvested options granted under the agreement or, if applicable, lapse of the Company’s right to repurchase common stock purchased prior to vesting. If his employment was terminated as a result of a change of control, Mr. Pirnat would have received accrued but unpaid annual salary and the value of accrued but unused vacation pay through the effective date of the termination, accrued but unpaid annual bonus less legal deductions and, if any, business expenses incurred prior to the effective date of termination and an amount equal to his annual salary. Additionally, Mr. Pirnat would have been entitled to immediate accelerated vesting of all unvested options granted under the agreement or, if applicable, lapse of the Company’s right to repurchase common stock purchased prior to vesting.

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Offer of Employment to Manuel C. Menendez III

On October 18, 2017, the Company and Manuel C. Menendez III executed a letter outlining the terms of Mr. Menendez’s employment (the “offer letter”) pursuant to which we agreed to employ Mr. Menendez as President of ClearSign Asia Limited, our subsidiary. Pursuant to the offer letter, we pay Mr. Menendez an annual salary of $202,656. We also granted to Mr. Menendez an option to purchase 20,000 shares of our common stock at an exercise price of $3.10 per share and we agreed to grant to Mr. Menendez shares of common stock in ClearSign Asia Limited equal to 1% of its business value up to a maximum of $500,000, once a valuation is established. No valuation of ClearSign Asia Limited has been established and no shares in ClearSign Asia Limited have been issued to Mr. Menendez. If Mr. Menendez’s employment is terminated for any reason, ClearSign Asia Limited will have a period of 60 days to purchase the shares from Mr. Menendez at their fair market value as determined by an independent third party. We may terminate Mr. Menendez’s employment at will, but if we terminate his employment without cause, as defined in the offer letter, or if Mr. Menendez terminates his employment for good reason, as defined in the offer letter, aside from paying him his accrued but unpaid salary, paid-time-off and bonus, if any, we would also be required to pay him one year’s salary. Mr. Menendez is also entitled to continue to participate, at his expense, in any employee benefits for a period on one year (to the extent provided in such plans for terminated employees).

Employment Agreement with Colin James Deller

For information about the employment agreement we entered into with Mr. Deller, please see the section of this proxy statement titled “Certain Relationships and Related Transactions.”

Change of Control Arrangements

All of the option awards and stock awards granted to the Company’s executive officers include change-in-control arrangements whereby any unvested stock options would vest or any repurchase rights for stock grants or, if exercised prior to vesting, stock options, would terminate as a result of a change in control.

Compensation Discussion

Overview

The Compensation Committee of the Board administers our executive compensation and benefit programs. The Compensation Committee is comprised exclusively of independent directors and oversees all compensation and benefit programs and actions that affect our executive officers.

Compensation Process and Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, annual incentive compensation or bonus, long-term incentive compensation in the form of stock options or stock grants, and all other employment, severance and change-in-control agreements applicable to executive officers. As discussed below, our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments to base salary and the grant of a target bonus and/or equity award, if appropriate, as part of the compensation package for each executive officer, other than himself, for the next fiscal year. For the fiscal year ended December 31, 2018, the evaluations were performed by Mr. Hoffman, our interim Chief Executive Officer.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer. The Chief Executive Officer is not present at the time the Compensation Committee reviews his performance and discusses his compensation.

Evaluation of Compensation Practices

In 2017, the Compensation Committee engaged Willis Towers Watson to evaluate both our executive compensation program and our director compensation program. The objective was to determine the equity and competitiveness of our practices with those of peer companies and relevant standards promulgated by shareholder rights organizations and other relevant stakeholders. Although the study analyzed executive compensation comprehensively, there was particular focus on equity incentives for executives. The Compensation Committee integrated the results of the May 2017 study into its evaluation of executive compensation and director compensation for the years 2018 and 2019. Willis Towers Watson provided no other services to us following the evaluation. The Compensation Committee is currently reviewing compensation trends to further evaluate current compensation levels for executives and directors.

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PROPOSAL 3 – APPROVE AN AMENDMENT TO THE

CLEARSIGN COMBUSTION CORPORATION 2011 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR AWARDS

On January 27, 2011, our Board and our shareholders approved the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of awards to officers, employees, directors, consultants and advisors. The Compensation Committee of the Board is authorized to administer the Plan and establish the award terms, including the grant price, vesting period and exercise date.

Competition is intense in our industry for highly skilled officers and employees. We believe that the Plan has been effective in attracting and retaining highly qualified employees and other key contributors to our business, and that the awards granted under the Plan have provided an incentive that aligns the economic interests of Plan participants with those of our shareholders. We believe that the Plan provides a flexible and effective source of incentive compensation and, for that reason, our Board believes that it is in the best interests of the Company and our shareholders to reserve a sufficient number of shares of our common stock in the Plan to allow the Company to continue to make awards from the Plan.

The Plan currently reserves 2,772,246 shares of our common stock for awards, which represents approximately 10% of the number of shares of our common stock outstanding. From this reserve, we have granted awards covering a total of 2,031,256 shares of common stock. This means that we currently have only 740,990 shares of common stock available in the reserve for future awards. The Plan includes an “evergreen” provision that is triggered if we issue shares of our common stock during a quarter. In that event, we may add to the Plan reserve a number of shares equal to the lesser of 10% of any new shares issued by the Company during the quarter immediately prior to the adjustment date or such lesser amount as the Board shall determine.

On March 11, 2019, our Board adopted an amendment to the Plan (the “Amendment”) that (i) increases the number of shares of common stock in the reserve by 1,231,593 shares, to a total of 4,003,839 shares of common stock, representing approximately 15% of the number of shares of our common stock outstanding and (ii) increases the number of shares issued pursuant to the evergreen provision, if any, to the lesser of 15% of any new shares issued by the Company during the quarter immediately prior to the adjustment date or such lesser amount as the Board shall determine.

If our shareholders approve the Amendment, the number of total shares in the reserve (4,003,839) will not increase thereafter unless and until we issue additional shares of common stock or we again amend the Plan. Pursuant to Section 3.2 of the Plan, if we were to issue additional shares of common stock during a quarter, the reserve would increase by a number equal to 15% of the newly issued shares. As an example, if during the quarter ended June 30, 2019 we issued 100,000 shares of our common stock in a private offering, the Plan reserve would be increased by 15,000 shares so that the reserve would total 4,018,839 shares of common stock.

The Amendment, a copy of which is included as Annex I to this proxy statement, provides that Sections 3.1 and 3.2 of the Plan will read as follows:

3.1           Number of Shares Available. Subject to Sections 3.2, 3.3 and 18, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan, shall be 4,003,839 Shares and will include Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

3.2           Increase in Number of Shares Available. The maximum aggregate number of Shares that may be granted under the Plan will be increased effective the first day of each of the Company’s fiscal quarters, beginning with the fiscal quarter commencing April 1, 2019, (the “Adjustment Date”) by an amount equal to the lesser of:

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(i)          15% of the difference between the number of shares of Common Stock outstanding on the applicable Adjustment Date and the number of shares of Common Stock outstanding at the beginning of the fiscal quarter immediately preceding the Adjustment Date; or

(ii)         such lesser number of Shares as may be determined by the Board.

We are required by Nasdaq Listing Rule 5635(c) to obtain shareholder approval of the Amendment.

Description of the Plan

The following is a summary of the principal features of the Plan. The summary is qualified in its entirety by reference to the complete text of the Plan, including the Amendment.

Persons eligible to receive awards from the Plan include employees (including officers) of the Company and its affiliates, consultants who provide significant services to the Company or its affiliates and directors of the Company or its affiliates (the “Participants”). As of the Record Date, we had 17 employees and consultants, five executive officers (including Mr. Hoffman as interim Chief Executive Officer) and four non-executive directors, all of whom are eligible to receive awards from the Plan. As of April 1, 2019, Mr. Hoffman will resign as our interim Chief Executive Officer, and he will become the fifth non-executive director who will be eligible to receive awards from the Plan. The Plan permits the Company to issue to Participants, as defined in the Plan, qualified and/or non-qualified options to purchase shares of our common stock, awards of common stock and common stock bonuses. The Plan will terminate on January 26, 2021. The Compensation Committee of the Board is responsible for administration of the Plan and has the sole discretion to determine which Participants will be granted awards and the terms and conditions of the awards granted. The Plan may be amended by the Board, however, the Board may not, without the approval of our shareholders, amend this Plan in any manner that requires such shareholder approval.

The exercise price of stock options granted from the Plan is determined by the Compensation Committee when the option is granted and may be not less than 85% of the fair market value of a share of the Company’s common stock on the date of grant; provided that the exercise price of an incentive stock option will be not less than 100% of the fair market value of a share of the Company’s common stock on the date of grant and the exercise price of an option granted to a Participant who owns securities representing more than 10% of the voting power outstanding (a “10% Holder”) will not be less than 110% of the fair market value of a share of the Company’s common stock on the date of grant. The fair market value of common stock that is publicly traded and listed on a national securities exchange or on Nasdaq is defined in the Plan as the official closing price of the common stock on the date of determination. No option can have a term that is longer than 10 years; an incentive stock option granted to a 10% Holder cannot have a term that is longer than 5 years. Following the termination of a Participant’s employment for a reason other than death or disability, an outstanding option will terminate three months following the Participant’s separation from service. If a Participant’s employment is terminated as a result of death or disability, an outstanding option will terminate one year following the Participant’s separation from service. Upon the exercise of any option, the exercise price will be payable to us in full in cash or, where expressly approved for the Participant by the Compensation Committee and where permitted by law: (i) by cancellation of indebtedness of the Company to the Participant; (ii) by surrender of shares that either: (1) have been owned by the Participant for more than six months and have been paid for within the meaning of Rule 144; or (2) were obtained by the Participant in the public market; (iii) by waiver of compensation due or accrued to the Participant for services rendered; (iv) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to exercise the option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company, or through a “margin” commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of the shares to forward the exercise price directly to the Company; or (v) by any combination of the foregoing.

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A stock award is an offer by the Company to sell to a Participant common stock that may or may not be subject to restrictions. The Compensation Committee determines to whom an offer will be made, the number of shares the Participant may purchase, the price to be paid, the restrictions to which the shares will be subject, if any, and all other terms and conditions of the stock award. A stock bonus is an award of common stock for services rendered to the Company (or to any parent or subsidiary of the Company). A Stock Bonus may be awarded for general excellence of service or upon satisfaction of such performance goals as are set out in advance in the Participant’s individual award agreement.

As of the Record Date, the fair market value of a share of our common stock was $0.94.

The table below provides information as of December 31, 2018 regarding the Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	2,768,618	$4.32	1,296,462
Equity compensation plans not not approved by security holders	-	-	-
	2,768,618	$4.32	1,296,462

The above table excludes vested stock grants of 591,879 shares made pursuant to the 2011 Equity Incentive Plan.

Federal Income Tax Consequences of the Issuance and Exercise of Stock Options

The following discussion is only a general overview of the tax effects of awards of stock options. It is not a comprehensive discussion or analysis of the tax effect of an award granted to any individual Participant. It is the responsibility of a Participant who receives an award from the Plan to consult with his or her tax advisor to determine the tax effects of the grant of any award to him or her.

Non-Statutory Stock Options

Under the current provisions of the Internal Revenue Code, if shares of common stock are issued to the original holder of a non-qualified option granted and exercised under the Plan (assuming there is not an active trading market for options of the Company), the Participant will not recognize income at the time of the grant of the option. However, on exercise of the option and purchase of the common stock, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock acquired at the time of exercise over the exercise price. Furthermore, upon the sale of the shares of common stock the Participant will recognize a short-term or long-term capital gain, or loss, as the case may be, in an amount equal to the difference between the amount the Participant received from the sale of those shares and the Participant’s tax basis in the shares (as described below). Finally, we will be entitled to expense as compensation the amount of ordinary income that the holder recognized.

If the Participant pays the exercise price entirely in cash, the tax basis of the shares of common stock will be equal to the amount of the exercise price paid plus the ordinary income recognized by the Participant from exercising the options. This basis should equal the fair market value of the shares of common stock acquired on the date of exercise.

The ordinary income received by the Participant on exercise of the option is considered to be compensation from the Company. As with other forms of compensation, withholding tax and other trust fund payments will be due with respect to the exercise of the options.

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Incentive Stock Options

The rule stated above is different when there has been an acquisition of our common stock pursuant to the exercise of an incentive stock option. The rules governing incentive stock options prevent the taxation of the options as income to the Participant at the time the option is granted or at the time the Participant exercises the option and buys the stock. The Participant incurs tax (which is at capital gains rates) only at the time of the sale of the stock the Participant purchased by exercising the option. However, in order to take advantage of the special tax treatment, there are certain restrictions relating to incentive stock options that must be met. The employee must have an option to receive shares of the corporation employing him, its parent or its subsidiary. The option must be granted within 10 years from the date that the plan is adopted by the Board of Directors or approved by the shareholders, whichever is earlier. Further, the option granted must be exercisable within 10 years from the date it is granted (five years in the case of a 10% Holder). The option exercise price may not be less than the fair market value of the stock at the time the option is granted (110% of the fair market value in the case of a 10% Holder), and the option may not be transferred other than by death. The option may be exercised only by the employee (unless the employee dies, in which case his executor, administrator or representative would be entitled to exercise). The employee must remain an employee of the corporation from the time the option is granted until three months before the option is exercised. Once the stock has been purchased by exercise of the incentive option, it cannot be sold within two years from the date the option was granted or within one year from the date the option was exercised and the stock was purchased, whichever is later.

Aggregate Past Grants Under the Plan

As of March 1, 2019, awards covering 2,031,256 shares of the Company’s common stock had been issued from the Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below as of that date.

Name and Title	Number of Shares Subject to Past Option Awards	Number of Shares Underlying Options		Number of Shares Subject to Past Stock Awards
		Exercisable	Nonexercisable

Stephen E. Pirnat, former Chief Executive Officer	330,000	320,625	9,375	74,586
Brian G. Fike, interim Chief Financial Officer	190,000	96,146	93,854
Roberto Ruiz, former Chief Operating Officer	141,500	102,750	38,750	20,833
Donald W. Kendrick, Chief Technology Officer	265,000	150,834	114,166	20,833
Manuel Menendez, President, ClearSign Asia, Limited	145,000	58,750	86,250
Stephen Sock, Senior Vice President, Business Development	120,000	37,084	82,916

All current and former executive officers as a group	1,191,500	766,189	425,311	116,252
All current non-executive directors
Robert T. Hoffman Sr., director nominee				13,514
Lon E. Bell, director nominee				99,693
Susanne Meline, director nominee				27,027
Bruce A. Pate, director nominee
James M. Simmons, director nominee
All other employees	247,877	118,066	139,811	335,393

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Vote Required and Recommendation

Proposal 3 will be approved if a quorum is present and the affirmative vote of the holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting exceeds the votes cast against Proposal 3.

The Board unanimously recommends you vote FOR the approval of the amendment to the ClearSign Combustion Corporation 2011 Equity Incentive Plan.

PROPOSAL 4 – APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO SPECIFY THE THRESHOLD OF SHAREHOLDER VOTES REQUIRED

TO CALL A SPECIAL MEETING OF SHAREHOLDERS

Our Board is proposing that our shareholders approve an amendment to our articles of incorporation (the “Articles Amendment”) adding a provision that requires at least 20% of shareholder votes to call a special meeting. This amendment will be accompanied by an amendment to our bylaws decreasing the threshold of shareholder votes required to call a special meeting from 25% to 20% (the “Bylaws Amendment”). The Articles Amendment, if approved, together with the Bylaws Amendment, will eliminate the discrepancy between the requirements of the Washington Business Corporation Act and our bylaws relating to the threshold required to call a special meeting. A copy of the Articles Amendment is included as Annex II to this proxy statement.

The reasons for this proposal.

Our bylaws state at Section 2, Subsection 2.2, that “A special meeting of the shareholders shall be held if the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting have delivered to the Secretary one or more demands . . . .” Our articles of incorporation, however, do not address the voting requirement for a special meeting. As a result, under the Washington Business Corporation Act “[t]he right of shareholders of a public company to call a special meeting may be limited or denied to the extent provided in the articles of incorporation.” The discrepancy between the Washington Business Corporation Act and our bylaws may confuse shareholders wanting to call a special meeting. Therefore, we want our articles of incorporation and our bylaws to set forth the same standard so that shareholders know the percentage threshold they must have before making a demand that the Company hold a special meeting.

The Board seeks to lower the standard set forth in the bylaws to 20% and conform the articles of incorporation accordingly as it believes that a 20% ownership threshold for the right to call a special meeting strikes a reasonable and appropriate balance between (i) providing shareholders with a meaningful right to call a special meeting while (ii) also protecting the interests of all shareholders, taking into consideration the Company’s small size, negative cash flow and limited cash reserves, by avoiding the unnecessary use of resources in the event a small minority of shareholders with limited support for their proposed actions, including those with interests unique to their individual situation, could call special meetings especially as there are other avenues for shareholders to communicate with the Board and the Company outside of calling a special meeting. Our Board is committed to shareholder engagement and efficient response to shareholder concerns and, after careful consideration, believes that the proposal to add the Articles Amendment setting forth a 20% threshold for holders of our common stock to call a special meeting and reducing the threshold set forth in the bylaws from 25% to 20%, is in the best interests of ClearSign and its shareholders.

Our Board further recognizes that good governance dictates that the Board should be refreshed from time to time to allow for fresh and diverse perspectives, new experience and to meet the changing needs of the Company. To this end, our Board intends to adopt a policy that will require, subject to certain exceptions such as a contractual requirement or the ability to extend an individual director’s term limit to meet the Board’s fiduciary duties, that a member leave the Board after serving for seven consecutive years.

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Vote Required and Recommendation

Proposal 4 will be approved if a majority of the shares outstanding on the Record Date votes in favor of the proposal.

The Board unanimously recommends you vote “FOR” approval of the Articles Amendment.

PROPOSAL 5 – APPROVE, ON AN ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

In recent years, good corporate governance commentators and advisors have advocated and, increasingly, governmental regulatory authorities, including the SEC, are mandating that public companies initiate procedures to ensure that our shareholders have input on our compensation programs for our named executive officers. This is commonly known as “Say-on-Pay”.

Our Board values and encourages constructive dialogue on executive compensation and other important governance topics with our shareholders, to whom it is ultimately accountable. We urge you to read this proxy statement for additional details on the Company’s executive compensation.

Our Say-on-Pay Proposal is designed to provide our shareholders with the opportunity to consider and vote upon the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation table and narrative discussion. Although the vote is advisory and non-binding on the Company or the Board, our Board and the Compensation Committee will review the voting results. To the extent there is any significant lack of support for the compensation of our named executive officers, we would expect to initiate procedures designed to help us better understand shareholder concerns. We ask our shareholders to approve a Say-on-Pay proposal each year.

Marking the proxy card “For” indicates support for the compensation of our named executive officers; marking the proxy card “Against” indicates lack of support for the compensation of our named executive officers. You may abstain by marking the “Abstain” box on the proxy card.

Vote Required and Recommendation

This is an advisory vote and does not require a minimum number of votes.

The Board unanimously recommends you vote "FOR" the approval of the compensation paid to our named executive officers.

PROPOSAL 6 – approve one or more adjournments of the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve proposal 3 AND/oR PROPOSAL 4 or in the absence of a quorum

We are asking our shareholders to approve a proposal that will allow us to adjourn the Annual Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve Proposal 3 and/or Proposal 4 or if we do not have a quorum at the Annual Meeting. If our shareholders approve this proposal, we could adjourn the Annual Meeting and any reconvened session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval of Proposal 3, Proposal 4 or both Proposal 3 and Proposal 4. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of Proposal 3 or Proposal 4, such that Proposal 3 or Proposal 4 would be defeated, we could adjourn the Annual Meeting without a vote on the approval of Proposal 3 or Proposal 4 and seek to convince the holders of those shares to change their votes to votes in favor of approval of Proposal 3 or Proposal 4. Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.

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Our Board believes that it is in the best interests of our Company and our shareholders to be able to adjourn the Annual Meeting to a later date or dates if necessary or appropriate for the above referenced reasons.

Vote Required and Recommendation

Proposal 6 will be approved if a quorum is present and the affirmative vote of the holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting exceeds the votes cast against Proposal 6. If a quorum is not present at the Annual Meeting, Section 2, Subsection 2.8 of our bylaws states that a majority of the votes represented may adjourn the Annual Meeting.

The Board unanimously recommends you vote FOR the proposal allowing the Board to adjourn the Annual Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 3 and/or Proposal 4 or in the absence of a quorum.

Security Ownership Of Certain Beneficial Owners And Management

The following table shows information known to us about beneficial ownership of our common stock by:

•	each of our directors;

•	each of our current NEOs as well as any additional individuals identified as NEOs in the section of this report titled “Executive Compensation”;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own 5% or more of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire ownership of on or before May 7, 2019, which is 60 days from the Record Date, through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants that are exercisable on or before May 7, 2019 are considered to be outstanding. These shares, however, are not considered outstanding as of the Record Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on ClearSign’s shares of common stock outstanding as of the Record Date.

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Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)		Percent of Class
Directors and Officers:
Donald W. Kendrick, Ph. D.	211,917	(3)	0.8%
Robert T. Hoffman	5,337,215	(4)	20.0%
Lon E. Bell, Ph.D.	381,499		1.4%
Bruce A. Pate	70,000	(5)	0.3%
James C. Simmons	1,666,627	(6)	6.2%
Susanne Meline	76,522		0.3%
All Directors and Executive Officers as a Group (8 persons)	7,883,515	(7)	29.2%

5% Owners

CLIR SPV LLC	5,213,543		19.5%

(1)	The address of each officer and director is 12870 Interurban Avenue South, Seattle, Washington 98168.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally assigned to the person holding voting power and/or investment power with respect to securities. With the exception of the securities beneficially owned by our officers and directors and their affiliates, the ownership of the shares of common stock listed above were determined using public records.

(3)	Includes options to purchase 157,084 shares of common stock which may be exercised on or before May 07, 2019 . Excludes options to purchase 107,916 shares of common stock none of which will vest on or before May 07, 2019.

(4)	Mr. Hoffman is the managing member of GPCLIRSPV LLC which is the managing member of CLIRSPV LLC, the owner of 5,213,543 shares of common stock. Mr. Hoffman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in CLIRSPV LLC.

(5)	The shares of common stock are owned by Pate Capital Partners LP, a private investment partnership

(6)	Mr Simmons is a principal of ICM Asset Management, Inc., an investment advisory firm ("ICM"). The issuer's common stock is held by ICM for its clients. While Mr. Simmons has voting and investment control over the common stock held by ICM, he disclaims beneficial ownership of such common stock.

(7)	Includes 1,000 shares and 97,021 options beneficially held by the Company's interim Chief Financial Officer and 3,380 shares and 38,334 options beneficially held by the Companys Sr. Vice President of Business Development. Neither of whom are listed as an NEO.

Certain Relationships And Related Transactions

Participation in Common Stock Offering

In February 2018, the Company completed a secondary offering. The following directors and officers participated in the offering on the same terms as the other investors and purchased shares of our common stock at a price of $2.25 per share.

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Directors and Officers	Shares Purchased
Stephen E. Pirnat	10,000
Brian G. Fike	1,000
Lon E. Bell, Ph.D.	111,000
Susanne Meline	22,222
All directos and Executive Officers as a Group (4 persons)	144,222

Investment by clirSPV LLP and Appointment of Robert T. Hoffman Sr. to the Board of Directors

In July 2018, clirSPV LLC purchased 5,213,543 shares of our common stock at a price of $2.25 per share. Robert T. Hoffman Sr., one of our directors, is the managing member of GPCLIRSPV LLC, which is the managing member of clirSPV LLC. Mr. Hoffman has voting and investment control over the shares of common stock owned by clirSPV LLC. In conjunction with the investment made by clirSPV LLC, we entered into a Voting Agreement with clirSPV LLC pursuant to which Mr. Hoffman was named as a director.

The Stock Purchase Agreement permitted clirSPV LLC to purchase from the Company up to an aggregate 478,854 shares of common stock at a price of $4 per share. This right expired on February 1, 2019. The Stock Purchase Agreement also permits clirSPV LLC to participate in future capital raising transactions on the same terms as other investors participating in such transactions. This right will expire on December 31, 2023.

Agreements with Stephen E. Pirnat

On December 31, 2018, we executed a Consulting Agreement and a Confidential Separation Agreement and General Release (“Release Agreement”) with Stephen Pirnat, our former Chief Executive Officer and director.

The Consulting Agreement has a term of two years, beginning on January 1, 2019 and ending on December 31, 2020. Pursuant to the Consulting Agreement, Mr. Pirnat agrees to provide services concerning the business and operations of the Company including, but not limited to, assistance with the transition of responsibilities to our new Chief Executive Officer and any other service previously performed by Mr. Pirnat during his tenure as the Company’s Chief Executive Officer, including any service that may relate to our reporting requirements under the Securities Exchange Act of 1934, as amended. We have agreed to pay Mr. Pirnat $1.00 for each day he provides services under the Consulting Agreement and to reimburse him for expenses incurred in providing the services.

In exchange for a full release of any and all claims relating to his employment that Mr. Pirnat may have had against us, we agreed to waive our right to repurchase 16,875 shares of common stock subject to an option that we issued to Mr. Pirnat on April 23, 2016 and we agreed to extend the term of all of the options held by Mr. Pirnat to December 31, 2020.

Agreements with Roberto Ruiz

On January 4, 2019, we executed a Consulting Agreement and a Confidential Separation Agreement and General Release (“Release Agreement”) with Roberto Ruiz, our former Chief Operating Officer.

The Consulting Agreement has a term of two years, beginning on January 5, 2019 and ending on December 31, 2020. Pursuant to the Consulting Agreement, during the period from January 5, 2019 through March 31, 2019 (the Initial Consulting Period”), Mr. Ruiz must provide us with services, as we request them. Beginning on April 1, 2019 and through the end of the term, any services to be provided will be agreed upon by us and Mr. Ruiz. During the Initial Consulting Period, Mr. Ruiz will be paid a fee of $70,454.55 for services provided to us for no more than 45 days. If, during the Initial Consulting Period, we request additional services in excess of 45 days, we will pay Mr. Ruiz a daily rate of $2,000. We will also reimburse Mr. Ruiz’s expenses at cost.

Pursuant to the Release Agreement, in exchange for a full release of any and all claims relating to his employment that Mr. Ruiz may have had against us, we agreed to pay the cost of his health insurance premiums during the Initial Consulting Period.

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Employment Agreement with Colin James Deller

On January 28, 2019 (the “Effective Date”), the Company and Colin James Deller entered into an employment agreement pursuant to which the Company employed Dr. Deller as its President until April 1, 2019, at which time Dr. Deller will become the Company’s Chief Executive Officer. Pursuant to the agreement, the Company pays Dr. Deller an annual salary of $350,000. As an inducement to accept employment with the Company, Dr. Deller was also granted an option to purchase 400,000 shares of the Company’s common stock at an exercise price of $1.16 per share and an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.25 per share. Each option has a term of 10 years and will vest as follows: the right to purchase one-third of the shares of common stock subject to the option vested on the Effective Date; the right to purchase one-third of the shares will vest on the first anniversary of the grant date; and the right to purchase one-third of the shares will vest on the second anniversary of the grant date. The Company has agreed to pay certain expenses, not to exceed the sum of $100,000, related to Dr. Deller’s move from Tulsa, Oklahoma to Seattle, Washington, including reasonable expenses related to the sale of his home in Tulsa. As a temporary adjustment for the difference in the cost of living between Tulsa and Seattle (the “Relocation Adjustment”), for a period of four years (the “Payment Period”) from the Effective Date, the Company has also agreed to pay up to $6,000 a month to Dr. Deller for expenses related to temporary housing and travel to and from Tulsa to Seattle. If Dr. Deller purchases a home in the Seattle area, the Relocation Adjustment will continue to be paid through the expiration of the Payment Period, although the Relocation Adjustment may be adjusted or terminated upon mutual agreement of Dr. Deller and the Company. The agreement may be terminated by the Company for cause, as defined in the agreement, due to Dr. Deller’s death or disability, upon 30 days’ notice to Dr. Deller or as a result of a change in control, as defined in the agreement. With the exception of a termination for cause, if Dr. Deller’s employment is terminated by the Company, aside from accrued but unpaid salary, bonus (if any) and business expenses, Dr. Deller will receive the balance of the unpaid Relocation Adjustment and 6 months of his annual salary.

Other than as disclosed above and in the sections of this proxy statement that discuss executive compensation and compensation paid to our non-executive directors, during our last two fiscal years through the date of this proxy statement, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Requirements For Advance Notification of Nominations
and Shareholder Proposals

Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2020 Annual Meeting of shareholders must be received by us no later than , 2019,which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this proxy statement, and must comply with the requirements of the proxy rules promulgated by the SEC. Shareholder proposals should be addressed to our Corporate Secretary at 12870 Interurban Avenue South, Seattle, Washington 98168.

Recommendations from shareholders that are received after the deadline likely will not be considered timely for consideration by the Board for next year’s Annual Meeting.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, or if no recommendation is given, in their own discretion.

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The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is being mailed with this proxy statement to shareholders entitled to notice of the Annual Meeting. The Annual Report includes the financial statements and management’s discussion and analysis of financial condition and results of operations. Copies of exhibits to the Annual Report may be obtained from us upon the payment of the reasonable expenses we incur in copying and mailing any requested exhibit. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you address your written request to, or call, Brian G. Fike, interim Chief Financial Officer, 12870 Interurban Avenue South, Seattle, Washington 98168, telephone number (206) 673-4848.

Copies of the documents referred to in this proxy statement that appear on our website are also available upon request by any shareholder addressed to our Corporate Secretary, ClearSign Combustion Corporation, 12870 Interurban Avenue South, Seattle, Washington 98168.

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ANNEX I

AMENDMENT NO. 1

TO THE

CLEARSIGN COMBUSTION CORPORATION

2011 EQUITY INCENTIVE PLAN

WHEREAS, on January 27, 2011, the Board of Directors (the “Board”) of ClearSign Combustion Corporation (the “Company”) approved and adopted the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the “Plan”); and

WHEREAS, on March 11, 2019, in accordance with Section 21 of the Plan, the Board resolved to amend the Plan for the purpose of increasing the number of shares of common stock reserved for the Plan pursuant to Sections 3.1 and 3.2 of the Plan, subject to and effective upon approval by the holders of the Company’s common stock;

THEREFORE, subject to, and effective upon approval by the holders of the Company’s issued and outstanding common stock, Sections 3.1 and 3.2 of the Plan shall be amended as follows:

3.1           Number of Shares Available. Subject to Sections 3.2, 3.3 and 18, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan, shall be 4,003,839 Shares and will include Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

3.2           Increase in Number of Shares Available. The maximum aggregate number of Shares that may be granted under the Plan will be increased effective the first day of each of the Company’s fiscal quarters, beginning with the fiscal quarter commencing April 1, 2019, (the “Adjustment Date”) by an amount equal to the lesser of:

(iii)          15% of the difference between the number of shares of Common Stock outstanding on the applicable Adjustment Date and the number of shares of Common Stock outstanding at the beginning of the fiscal quarter immediately preceding the Adjustment Date; or

(iv)         such lesser number of Shares as may be determined by the Board.

In all other respects, the terms and conditions of the Plan shall remain the same.

ANNEX II

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CLEARSIGN COMBUSTION CORPORATION

Pursuant to the provisions of Section 23B.10 of the Revised Code of Washington, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.          A new paragraph is added to the end of Article 8 of the Articles of Incorporation to read as follows:

A special meeting of the shareholders shall be held if the holders of at least 20% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting have delivered to the corporation one or more demands for the meeting in the manner and at the times set forth in the Bylaws.

2.          The foregoing amendment was duly approved by the shareholders of the Corporation on ____________ ___, 2019, in accordance with the provisions of RCW 23B.10.030.

Executed as of this _____ day of ____________, 2019.

CLEARSIGN COMBUSTION CORPORATION, a Washington corporation

By
Name:
Its: